Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

    Alberto-Culver Company

We consent to the incorporation by reference in the registration statement (No. 333-70067) on Form S-8 of Alberto-Culver Company of our report dated June 25, 2004, with respect to the Statements of Net Assets Available for Benefits of the Sally Beauty 401(k) Savings Plan as of December 31, 2003 and 2002, and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 2003 annual report on Form 11-K of Alberto-Culver Company.

/s/    KPMG LLP

KPMG LLP

Chicago, Illinois

June 25, 2004